Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Tripos, Inc.

St. Louis, Missouri

We consent to the reference under the caption "Experts" and to the use of our report dated March 29, 2004, in the Registration Statement (Form S-1 No. 333-123742) and related Prospectus of Tripos, Inc. for the registration of 867,371 shares of its common stock.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri

May 13, 2005